Exhibit 99.2

CONSENT OF DIRECTOR NOMINEE

I consent to the use of my name as a director nominee in the Registration Statement, including in the section “Management,” filed by Venator Materials PLC on Form S-1 and each related prospectus and each further amendment or supplement thereto.

Dated: June 30, 2017

/s/ Douglas D. Anderson
Name: Douglas D. Anderson